Exhibit 99.1

FOR IMMEDIATE RELEASE

 Astro-Med Reports Strong Orders of $25.4 Million in the Second Quarter of Fiscal 2016;
Board of Directors Declares Regular Quarterly Cash Dividend

Second-Quarter Highlights:
−	Sales increase 7% to $23.9 million
−	Net income of $1.2 million
−	Backlog increases 36% from year-end to $16.4 million
−	Company acquires RITEC’s ruggedized printer product line for civil and commercial aircraft

West Warwick, Rhode Island – August 19, 2015 – Astro-Med, Inc. (NASDAQ: ALOT), a leading manufacturer of data visualization technology for the specialty printing and test and measurement markets, today reported second-quarter fiscal 2016 sales of $23.9 million, a 7% increase year-on-year.  Second-quarter net income was $1.2 million, or $0.16 per diluted share.
“Astro-Med posted a profitable second quarter highlighted by continued top-line growth, strong orders of $25.4 million and a healthy backlog,” said Gregory A. Woods, the Company’s President and Chief Executive Officer. “Sales in our domestic channel increased by 14% year-on-year in the second quarter.  International sales were down 8% in the second quarter compared with the second quarter of fiscal 2015. Current year’s second-quarter international sales includes an unfavorable foreign exchange impact of $0.9 million.  However, with our recent expansion into Asia and Latin America, and the broadening of our sales reach in Canada, we are expanding our market share and competitive positioning for international growth.”
“The QuickLabel Systems business continues to deliver double-digit growth in bookings and shipments, as our new color inkjet label printers and global marketing initiatives drive robust orders for labels, inks and other consumables,” Woods continued. “Demand is so strong, in fact, that for the first time in Astro-Med’s history we will soon be expanding to a third shift at our largest label manufacturing facility in West Warwick. This step will improve asset utilization and overall labor efficiency, helping to drive margin enhancement toward the end of this year.”
“We continue to manage costs carefully and allocate capital prudently, both in terms of infrastructure and strategic acquisitions, to support our growing business,” Woods said. “In June, we acquired RITEC Inc.’s ruggedized printer product line for civil and commercial aircraft. We expect the RITEC acquisition to further enhance our technology portfolio, expand our business relationships and enable us to accelerate the pace of growth in our aerospace markets.”
Gross profit for the second quarter of fiscal 2016 was $9.8 million, or 41.1% of sales, compared with $9.6 million, or 42.9% of sales, for the year-earlier period.

Astro-Med Q2 FY 2016 Financial Results/2
Net income for the second quarter of fiscal 2016 was $1.2 million, or $0.16 per diluted share, compared with $1.4 million, or $0.18 per diluted share, in the same period of fiscal 2015.
Cash and cash equivalents at August 1, 2015 were $18.3 million, compared with $23.1 million at year-end fiscal 2015. The change in the cash position reflected the June 2015 product line acquisition from RITEC Inc. for approximately $7.4 million in cash.

 Second-Quarter Business Segment Highlights
QuickLabel Systems
•	Sales of $17.1 million, up 12.1% from $15.3 million for the second quarter of fiscal 2015
•	Segment operating profit of $2.7 million, or a record 15.9% of sales, compared with $2.2 million, or 14.7% of sales, for the second quarter of fiscal 2015
•	New Kiaro! D label printer certified to BS5609 standard for maritime shipment of chemical goods as required by GHS labeling standards
Test & Measurement
•
Sales of $6.8 million, down 3.8% from the second quarter of fiscal 2015, reflecting a shift in delivery timing requirements for certain aircraft manufacturers to later in the year for the Company’s ruggedized printer product line

•	Segment operating profit of $0.9 million, or 13.1% of sales, compared with $1.4 million, or 19.1% of sales, for the comparable period of fiscal 2015
•	Broadened product line with launch of new data acquisition system (Daxus) for distributed networking
•	Received Apple AirPrint Certification for ToughWriter 5

Board of Directors Declares Regular Quarterly Dividend
On August 17, 2015, the Directors of Astro-Med, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on October 2, 2015, to shareholders of record as of the close of business on September 11, 2015.
Business Outlook
“As we move into the second half of fiscal 2016, demand remains strong and we are optimistic about the outlook for our business,” Woods concluded. “Orders through the first six months of the fiscal year stand at a robust $51.5 million, 15.4% ahead of the prior year.  The Company is generating positive cash flow and we are well positioned to achieve our key operational and financial objectives. Looking ahead, we expect to continue to strategically grow the business while making investments in new equipment and related infrastructure that will enable us to further optimize our processes and strengthen margins.”

Astro-Med Q2 FY 2016 Financial Results/3

Second-Quarter FY 2016 Conference Call
Astro-Med will conduct an investor conference call at 9:00 a.m. EDT today.  Investors can participate in the conference call by dialing 877-876-9177 (U.S. and Canada) or 785-424-1666 (International) with passcode 136369. Please join the call at least five minutes prior to the start time. You can also hear a live webcast of the call by accessing the Investors section of Astro-Med’s website, www.Astro-MedInc.com.
Following the live broadcast, an audio webcast of the call will be available at www.Astro-MedInc.com. A telephone replay of the conference call will be available for seven days by dialing 888-348-4629 (U.S. and Canada) or 719-884-8882 (International) with passcode 136369.

Forward-Looking Statements
Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and subsequent filings Astro-Med makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Astro-Med Q2 FY 2016 Financial Results/4

ASTRO-MED, INC. Consolidated Statements of Income In Thousands, Except per Share Data (Unaudited)

	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014

Net Sales	$23,938	$22,366	$46,144	$43,140
Cost of Sales	14,092	12,777	27,268	24,915

Gross Profit	9,846	9,589	18,876	18,225
	41.1%	42.9%	40.9%	42.2%
Operating Expenses:
Selling and Marketing	4,664	4,503	8,992	8,878
Research and Development	1,565	1,479	3,361	2,850
General and Administration	1,783	1,443	3,241	2,634
	8,012	7,425	15,594	14,362

Operating Income	1,834	2,164	3,282	3,863
	7.7%	9.7%	7.1%	9.0%

Other Income (Expense), Net	21	83	254	(38)

Income Before Taxes	1,855	2,247	3,536	3,825
Income Tax Provision	687	812	1,158	1,261
Net Income	1,168	1,435	2,378	2,564

Net Income per Common Share - Basic	$0.16	$0.19	$0. 33	$0.34

Net Income per Common Share - Diluted	$0.16	$0.18	$0.32	$0.33

Weighted Avg Number of Common Shares - Basic	7,278	7,704	7,269	7,652
Weighted Avg Number of Common Shares - Diluted	7,469	7,916	7,459	7,883

Dividends Declared per Common Share	$0.07	$0.07	$0.14	$0.14

Astro-Med Q2 FY 2016 Financial Results/5

ASTRO-MED, INC.
Selected Balance Sheet Data
In Thousands

	(Unaudited)	(Audited)
	As of	As of
	August 1, 2015	January 31, 2015
Cash & Marketable Securities	$18,329	$23,132
Current Assets	$55,513	$61,918
Total Assets	$75,396	$74,330
Current Liabilities	$8,873	$9,569
Shareholders’ Equity	$65,379	$63,511

Contacts:
Astro-Med, Inc.
Joseph P. O’Connell
Senior Vice President and Chief Financial Officer
 800-343-4039
Sharon Merrill Associates, Inc.
David Calusdian
Executive Vice President & Partner
617-542-5300
ALOT@investorrelations.com